Exhibit 10.20

     THIS COAL SUPPLY AGREEMENT ("Agreement") entered into this 19th day of January, 2000 by and between SOUTHERN INDIANA GAS AND ELECTRIC COMPANY, a public utility organized and existing under the laws of Indiana ("Buyer") and SIGCORP FUELS, INC., an Indiana corporation ("Seller").

                              W I T N E S S E T H:

     WHEREAS, Buyer is an electric utility which desires to purchase a supply of fuel of the quality hereafter described for use in its Generating Stations at Yankeetown, Warrick County, Indiana, and West Franklin, Posey County, Indiana; and

     WHEREAS, Seller desires to sell fuel to Buyer and Buyer desires to buy such fuel from Seller for the purposes of and in accordance with the provisions of this Agreement.

     NOW THEREFORE, in consideration of the mutual covenants contained herein, Seller agrees to sell and deliver and Buyer agrees to purchase and accept delivery of fuel of the quality and quantity hereinafter described and in accordance with the terms and conditions set forth herein as follows:


SECTION 1. TERM

     Section 1.1 Term. This Agreement shall commence on the date first above written, or upon Contract filing with the Indiana Utility Regulatory Commission ("IURC") and the Federal Energy Regulatory Commission ("FERC") (and inaction or approval by the IURC and FERC,) whichever occurs earlier, and unless sooner terminated as provided herein, shall continue until and including December 31, 2003.

     Buyer and Seller acknowledge that a primary source of the fuel to be furnished under this Agreement is a new mine operation (Prosperity) to be developed subsequent to the execution of this Agreement. It is anticipated that the production of coal from Prosperity will begin in mid-2000 with full production during the fourth quarter of 2000. The provisions of this Agreement shall be effective on July 1, 2000. Any coal produced from Mine properties owned or controlled by Seller prior to July 1, 2000, which fully meets all quality specifications of this Agreement, including development tonnage from Prosperity, may be sold to SIGECO at the pricing provided for under this Agreement. Such tonnage not to exceed 300,000 tons in the aggregate.

     Buyer shall have the right, but not the obligation, to renew this Agreement for an additional five (5) year period, such right to be exercised by notice in writing to Seller no later than six (6) months prior to the expiration of the initial term of this Agreement and subject to a revised purchase price as provided in section 6.2


SECTION 2. QUANTITY, ANNUAL PRICE REVISION, DELIVERIES

     Section 2.1 Quantity. Except as adjusted under Section 2.3, Seller shall sell and deliver and Buyer shall purchase and accept delivery of 167,000 tons (a "ton" being 2,000 lbs. avoirdupois) at Buyer's Generating Stations, per month ("Quantity").

     Section 2.2 Rate of Shipment. The Quantity shall be shipped in accordance with a quarterly delivery schedule, itemized by month, supplied by Buyer to Seller as further provided in Section 2.3. Time is of the essence with respect to the schedule so established and failure by Seller to deliver in timely fashion shall constitute a default.

     Section 2.3 Notification.

          (a) Quarterly Delivery Schedule - By October 1 of each year, Buyer shall specify by written notice to Seller the monthly quantities to be delivered in the following calendar year subject to the limitation contained in subparagraph (b). Quantities shall be specified on quarterly schedules. Revisions to any quarterly schedule shall be made by Buyer no later than the 1st of the month preceding the start of that quarter. (E.g., March 1 for the second quarter, etc.).

          (b) Modification of Quantity - On or before October 1, Buyer may change the Quantity to be delivered in any month of the following year within a range of +/- 10% of the Quantity specified in
               Section 2.1 above.


SECTION 3. SOURCE AND DELIVERY.

     Section 3.1 Source - It is the intention of the Seller or an affiliate of Seller to develop a new mining property, located in Pike and Knox Counties, Indiana, known as the Prosperity Mine ("Prosperity"). Prosperity is the intended source for a significant portion of the coal to be supplied under this Agreement.

     Other sources of the fuel to be provided under this arrangement would include coal reserves owned or otherwise controlled by SFI, coal purchased from third parties for resale to SIGECO, petroleum coke used as a partial blend and fuels from other sources as determined by SFI. Any source may be provided as the sole source of fuel or may be furnished in combination with other sources or in a blend with other sources. All sources and blends are subject to:

          (a)  the quality specifications of this Agreement,

          (b) the Buyer's right to test the coal and perform a reasonable test burn,

          (c) the Buyer's unilateral right to reject any coal source which does not perform satisfactorily. The Buyer and Seller agree to cooperate with each other in testing alternative fuels and fuel blends, including but not limited to petroleum coke, so long as the use of such fuels does not increasethe net cost of generation at the Buyer's Generating Stations, nor increase the cost of fuel delivered under this Agreement.

     Section 3.2 Substitute Fuel. It is anticipated that most fuel delivered under the Second Affiliate Agreement will originate from coal reserves owned or controlled by Seller. From time to time, problems encountered in the mining of coal (either quantity or quality related) or opportunities in the various fuel markets may result in Seller acquiring a portion of the fuel to be furnished under this Second Affiliate Agreement from sources not owned or controlled by Seller. Any fuel acquired from non-owned or controlled sources will be termed "Substitute Fuel."

     The parties acknowledge that the pricing pursuant to Section 6.1 hereof is based upon production from reserves owned or controlled by Seller, and this agreement is the subject of a separate Letter Agreement with the Office of the Utility Consumer Counselor (OUCC). The parties hereby agree that, so long as the OUCC Letter Agreement is in effect, if Substitute Fuel is provided hereunder, the pricing of such fuel shall be adjusted as follows:

          (a) If the cost to Seller of Substitute Fuel exceeds the contract price per Section 6.1, Buyer shall be charged only the contract price. Any resulting loss on such purchase and resale by Seller is to be for Seller's account.

          (b) If the cost to Seller of Substitute Fuel delivered to Buyer, is less than the contract price per Section 6.1, any profit earned from the purchase and resale to Buyer of Substitute Fuel will be shared between Buyer and Seller by reducing the price to Buyer by 33% of the difference between the cost to Seller of such Substitute Fuel, delivered to the appropriate Buyer's generating station, and the contract price per Section 6.1, hereof.

     Section 3.3 Truck or Rail Delivery, Title, Risk of Loss. Buyer and Seller hereby select truck or rail transportation as the method of shipment to Buyer's A.B. Brown Generating Station and truck transportation as the method of shipment for all fuel shipped to its Culley or Warrick Generating Stations. Fuel will be delivered FOB Buyer's Generating Station, and title to and risk of loss of fuel will pass to Buyer when the fuel is unloaded at the respective Generating Station's coal stockpile (the "Delivery Point"). Seller will contact and pay for transportation from the source to the Generating Stations and for unloading from trucks onto Buyer's stockpile.

     Section 3.4 Alternative Delivery Mode. Buyer shall be entitled, upon one hundred twenty days (120) days prior to notice to Seller, to change the specified mode of delivery at its option for all or a portion of the Quantity. In the event any such change will result in an adjustment to Seller's costs (increase or decrease), Seller shall give Buyer prompt written notice thereof, such notice to include a detailed statement and itemization of such costs, and Buyer and Seller shall jointly make an adjustment to the Base Price of fuel sold hereunder if Buyer agrees to the adjustment, otherwise the mode of delivery shall not change.


SECTION 4.  QUALITY

     Section 4.1 The fuel delivered hereunder shall conform to the specifications in Exhibit A attached hereto. The specifications in Exhibit A are hereby made a part of, are a fundamental basis of this Agreement, and create an express warranty by Seller that the fuel shall conform in every respect to all specifications. The fuel shall have a top size of not larger than two (2) inches. Intermediate sizes shall not be removed. Not more than 55% by weight of each delivery shall be less than 1/4 inch in size. The fine content of the fuel shall be that resulting from the normal mining and preparation sizing of the fuel, and no fine screenings or slurry shall be added. The fuel shall be substantially uniform in quality and physical appearance and shall be free flowing and substantially free from excess water and impurities such as, but not limited to, rock, bone, wood, slate, earth, or metal.

     Section 4.2 Change in Specification. Seller may, with the written permission of Buyer, deliver fuel or fuel blends which do not conform to the foregoing Section 4.1 and the specification sin Exhibit A, provided that Buyer shall have the right to take such reasonable measures and precautions as it deems necessary to assure itself that any divergence in specifications does not adversely impact the costs or operation of Buyer's Generating Stations.

     Section 4.3 Rejection.

          (a) A "Shipment" is defined as the entire quantity of fuel prepared for delivery for which sampling and analysis has been performed pursuant to Section 5.2. A shipment shall not include more than 10,000 tons.

          (b) Seller shall notify Buyer prior to Buyer's receipt of any shipment if such shipment fails to conform to the specifications in Exhibit A. Buyer shall then have the option to accept or reject such shipment (a "Nonconforming Shipment"). If Seller fails to notify Buyer of a Nonconforming Shipment, then Buyer may reject a Nonconforming Shipment at any time or, if the Nonconforming Shipment of coal is burnt, then Seller shall pay Buyer all costs, expenses and damages therefor, including, but not limited to, environmental costs, damages and expenses.

          (c) In the event Buyer rejects any Nonconforming Shipment, Buyer shall return the fuel to Seller or, at Seller's request, divert such fuel to Seller's designee, all at Seller's cost. Buyer may request replacement of the rejected fuel by Seller within five
               (5) working days with fuel at least equal to the specifications in Section 4.1 and Exhibit A. If Seller fails to replace the rejected fuel within five (5) working days or the replacement fuel is rejected, Buyer may purchase an equivalent amount of conforming specification fuel from another source in order to replace the rejected fuel and Seller shall reimburse Buyer for any amount by which the total delivered cost to Buyer of such conforming fuel purchased from another source exceeds the then current delivered cost of fuel under this Agreement. Seller shall reimburse Buyer for any and all freight or transportation expenses that it incurs for rejected fuel.

          (d) After receipt of notice from Seller of a Nonconforming Shipment, or upon buyer's own discovery of a Nonconforming Shipment, Buyer may, by notice to Seller, voluntarily elect to accept a
               Nonconforming   Shipment.   If  Buyer  accepts  a   Nonconforming
               Shipment, the price therefor shall be reduced by an amount mutually agreed upon by Buyer and Seller, and the quantity Buyer is obligated to purchase from Seller, shall be reduced in each calendar year by the amount of any Nonconforming Shipments
               voluntarily   accepted  by  Buyer.

     Section 4.4 Suspension and Termination.

          (a) Buyer may, upon notice in writing, suspend future shipments if sampling and analysis pursuant to Section 5.2 of this Agreement indicates that a shipment of fuel fails to meet any of the specifications in Section 4.1 and in Exhibit A. Seller shall, within 15 days, provide Buyer with reasonable assurances that subsequent deliveries of fuel shall meet or exceed such specifications. If Seller fails to provide such assurances within said 15 day period, or provides such assurance but does not correct the violation(s) prior to the next scheduled shipment after giving such assurance, Buyer may on 15 days notice, terminate this Agreement without any cost or penalty to Buyer. If Seller provides such assurances to Buyer's reasonable satisfaction, shipments hereunder shall resume and any tonnage deficiencies resulting from suspension may be made up by Seller, with Buyer's approval, in accordance with a mutually agreed schedule. Buyer shall not unreasonably withhold its acceptance of Seller's assurances, or delay the resumption of shipments.

          (b) Notwithstanding any other provisions of this Agreement, if the fuel specifications set forth in Exhibit A are adjusted at any time due to new or revised applicable laws, rules or regulations, Seller and Buyer agree to enter into negotiations in good faith to arrive at a mutually agreeable price adjustment under which Seller can continue to supply coal that conforms with such new laws, rules or regulations and meets the adjusted specifications. The parties shall also negotiate an agreement as to any necessary lead time to permit the receipt and delivery of coal conforming to the new specifications. If mutually agreeable terms cannot be negotiated, either party may on not less than thirty (30) days' notice, terminate this Agreement.

     Section 4.5 Remedies. Seller shall be responsible for all costs incurred by Buyer resulting from Seller's failure to comply with this Agreement. Buyer, at its option, may allow Seller to supply replacement fuel at the Base Price as adjusted pursuant to Section 6; however, Buyer may procure fuel to replace all of any part of the quantity of fuel which Seller has failed to deliver. The Seller shall be liable to Buyer for the excess delivered cost occasioned by Buyer's purchase of replacement fuel and any other loss or damage directly caused by the Seller's breach of this Agreement. Buyer may also recover damages for all losses sustained as a result of Seller's breach of Agreement based upon any applicable legal theory, including, but not limited to, environmental costs, expenses, penalties, losses and damages. Buyer may deduct the excess cost, loss, or damage from any amount due Seller under this Agreement and, if such amount is insufficient, Buyer shall recover the balance due from Seller directly through appropriate legal action.

     Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law or in equity.


SECTION 5. WEIGHING, SAMPLING AND ANALYSIS

     Section 5.1 Weights. The weight of the coal delivered hereunder shall be determined on a per shipment basis by Buyer on the basis of scale weights at the generating station unless another method is mutually agreed upon by the parties. Such scales shall be duly certified by an appropriate testing agency and maintained in an accurate condition. Seller shall have the right, at Seller's expense and upon reasonable notice, to have the scales checked for accuracy at any reasonable time or frequency. If the scales are found to be inaccurate, over or under a tolerance range of 0.5%, either party shall pay to the other any amounts owed due to such inaccuracy for a period not to exceed thirty (30) days before the time any inaccuracy of scales is determined.

     Section 5.2 Sampling and Analysis. Unless otherwise mutually agreed, the sampling and analysis of the fuel delivered hereunder shall be performed at Seller's expense at the Mine by an independent commercial testing laboratory ("Independent Lab") mutually selected by Buyer and Seller. The results thereof shall be accepted and used for the quality and characteristics of the fuel delivered under this Agreement. All analyses shall be made in accordance with American Society of Testing Materials ("A.S.T.M.") or other mutually agreed to specifications. Samples for analysis shall be taken in accordance with A.S.T.M. standards, may be composited, and shall be taken with a frequency and regularity sufficient to provide accurate representative samples of the deliveries made hereunder.

     Each sample shall be divided into 3 parts and put into airtight containers, properly labeled and sealed. One part shall be used for analysis by the Independent Lab, one part shall be made available to Buyer as a check sample, if Buyer in its sole judgment determines it is necessary, and one part ("Referee Sample:) shall be retained for a period of 30 days. Buyer shall be given timely and routine copies of all analyses made by the Independent Lab. Seller will fax results and relevant coal quality information to Buyer's designee and to its Plant Manager, 24 hours prior to shipment. Buyer, on reasonable notice to Seller shall have the right to have a representative present to observe the sampling and analysis. Unless Buyer requests a Referee Sample analysis, the Independent Lab analysis shall be used to determine the quality of the coal delivered hereunder.

     If any dispute arises within 30 days of the date of sampling, the Referee Sample shall be submitted for analysis to another independent commercial testing laboratory ("Second Lab") selected by Buyer. The analysis of the Second Lab shall control to the extent provided in this Section. A dispute shall be deemed not to exist and the Independent Lab analysis shall prevail if such analysis differs from the analysis of the Second Lab by an amount equal to or less than any of the following ("as received"):

          (i)  0.50%  moisture  or
          (ii) 0.50% ash or
          (iii) 100 Btu/lb. or
          (iv) 0.25% sulfur

     The cost of the analysis made by the Second Lab shall be borne by Buyer if the Independent Lab analysis prevails and by Seller if the analysis of the Second Lab prevails.


SECTION 6. PRICE

     Section 6.1 Price. The Base Price of fuel per million BTU;s delivered to Buyer's Generating Stations during the initial four (4) year term of the Agreement is as follows:

                                      Price
                  Year              Per MMBTU
                  ----              ---------
                  2000                  98 cents
                  2001                  99 cents
                  2002                  99 cents
                  2003                 100 cents

     Section 6.2 Revised Renewal Period Price. The parties agree to commence negotiations to establish the price of fuel to be provided during each year of the renewal period (the "Revised Renewal Period Price"), not later than January 1, 2003, with July 1, 2003, as the agreed upon deadline to agree upon such Revised Renewal Period Prices.

     Section 6.3 Government Impositions. The Base Price and Revised Renewal Period Price is inclusive of all federal, state, municipal and local taxes, fees and costs of any kind whether arising from government law, rule, regulation or otherwise, including, without limitation, all costs of conforming to federal and state mining and reclamation laws, rules and regulations and all other and/or additional mining and operating costs and expenses incurred during the term of this Agreement. Price adjustment may be made under this Agreement for costs occasioned by changes in any statute, rule or regulation, and any governmental imposition(s) enacted or promulgated after the date of this Agreement, or the effective date of any Revised Renewal Period Price, or for costs of compliance with requirements of entirely new regulatory statues, rules and regulations, which are enacted or promulgated after the date of this Agreement or the effective date of any Revised Renewal Period Price. The Base Price shall be firm and not subject to adjustment except as provided in this section and Sections 6.2, 8.4, 8.5 and 11.


SECTION 7. INVOICES, BILLING AND PAYMENT

     Section 7.1 Invoice Procedures for Coal Shipments. Seller shall invoice Buyer weekly at the current Base Price for all fuel unloaded in the previous calendar week. In order to facilitate monthly record keeping for both Buyer and Seller, Seller shall separately invoice Buyer for coal delivered in any partial week at the beginning or end of each calendar month.

     Section 7.2 Payment Procedures for Coal Shipments. Payment for fuel unloaded shall be mailed within 10 days after receipt of invoice in form and detail satisfactory to Buyer. Buyer shall mail all payments to Seller's account as directed by Seller.

     Section 7.3 Withholding. Buyer shall have the right to withhold from payment of any billing or billings the amount of any sums which it is not able in good faith to verify or which it otherwise in good faith disputes, such right to withhold to continue for the duration of the dispute or inability to verify. Buyer shall notify Seller promptly in writing of any such issue, stating the basis of its claim and the amount it intends to withhold, and the parties agree to review the matter in detail within ten (10) days after Seller's receipt of such notice. In the event and to the extent that any dispute or verification issue is resolved in Seller's favor, Seller shall add the unpaid amount to the next invoice, plus interest at the prime rate of borrowed funds as published in the most recently published edition of the Wall Street Journal for the period between the date on which the amount would normally be paid and the actual payment date, and Buyer shall pay such extra amount in accordance with the procedures hereof. In the event and to the extent that any dispute or verification issue is resolved in Buyer's favor, Seller shall promptly issue a credit memorandum covering the amount in question.

     Payment by Buyer, whether knowing or inadvertent, of any amount in dispute shall not be deemed a waiver of any claims or rights by Buyer with respect to any disputed amounts or payments made.


SECTION 8. FORCE MAJEURE

     Section 8.1 EVENTS OF FORCE MAJEURE. Performance of the obligations of either party hereto except as to any obligation by either party to make payment to the other shall be excused to the extent prevented by an event of Force Majeure. As used herein, an event of Force Majeure shall mean an act of God; strike, lockout or other labor dispute; sabotage; fire; flood; war; riot or insurrection; explosion; accident; embargo; blockade; inability to secure supplies, fuel, power, governmental authorization or permit; unscheduled or forced outages at the generating station (see Section 8.5 below); breakdown of or damage to machinery, plants or equipment; interruption or shortage of transportation arrangements or equipment; regulation, rule, law, order, act or restraint of any civil or military authority; or any other event, whether of the kind herein enumerated or otherwise, which is beyond the reasonable control and without the fault or negligence of the party affected thereby and which wholly or partially prevents, interrupts or delays performance hereunder. An event is beyond the reasonable control of a party if it cannot be prevented or eliminated by the exercise of due diligence or its prevention or elimination would be accomplished only at an excessive or unreasonable cost.

     The party claiming excuse hereunder shall give the other party prompt notice of such event. As used herein, the term "Seller" shall include any party mining, preparing, hauling, loading or transporting fuel to Seller for resale to Buyer under this Agreement. The party experiencing the Force Majeure shall use its best efforts to remedy the Force Majeure as soon as practicable.

     Section 8.2 Notice and Suspension. If because of Force Majeure either Buyer or Seller is unable to carry out its obligations under this Agreement, such party shall promptly give the other party written notice of the Force Majeure, whereupon the obligations and liabilities of the party giving such notice and the corresponding obligations of the other party shall be suspended to the extent made necessary by and during the continuance of such Force Majeure.

     Subject  to the  provisions  of this  Section if (a) a  condition  of Force
Majeure occurs, (b) mutual obligations are suspended as contemplated by the paragraph next hereinabove, (c) such condition (alone or extended by other conditions of Force Majeure) continues so that the mutual obligations remain suspended for a period of six months, and (d) at the end of said six months or at any time thereafter either party, in the exercise of reasonable judgment, concludes that there is no likelihood of ending the condition(s) in the immediate future, then either party may terminate this Agreement without liability to the other party by giving to the other 90 days' notice in writing of its intention to terminate.

     Section 8.3 Deficiencies in Shipments. In the event Seller is prevented, in whole or in part, from producing, processing or shipping fuel hereunder due to Force Majeure, deficiencies in shipments so resulting may be added to subsequent shipments of like fuel but only if Seller is requested to do so by Buyer, and then pursuant to a reasonable schedule provided to Seller by Buyer.

     Section 8.4 Environmental Force Majeure. The parties recognize that, during the continuance of this Agreement, legislative or regulatory bodies or the courts may adopt laws, regulations, policies and/or restrictions relating to air pollution or other environmental matters which will make it impossible or commercially impracticable for Buyer to utilize this or like kind and quality coal which thereafter would be delivered hereunder. If as a result of the adoption of such laws, regulations, policies, or restrictions, or change in the interpretation or enforcement thereof, Buyer decides that it will be impossible or commercially impracticable (uneconomical) for Buyer to utilize such fuel, Buyer shall so notify Seller, and thereupon Buyer and Seller shall promptly consider whether corrective actions can be taken in the mining and preparation of the fuel and/or in the handling and utilization of the fuel at Buyer's generating station; and if in Buyer's judgment such actions will not, without unreasonable expense to Buyer, make it possible and commercially practicable for Buyer to so utilize fuel which thereafter would be delivered hereunder without violating any applicable law, regulation, policy or order, Buyer shall have the right, upon the later of 60 days' notice to Seller or the effective date of such restriction, to terminate this Agreement without further obligation hereunder on the part of either party. Any expense contemplated by this Section shall be deemed unreasonable and the alternative under consideration shall thereby be deemed impossible or commercially impracticable, if it would result in a total cost to Buyer (including the cost of any equipment amortized over its useful life), in using Seller's fuel, in excess of the total cost of using competitive fuels including, without limitation, fuel from alternative sources which are then reasonably available to Buyer and which can be utilized in conformity with all such restrictions (including the cost of any addition or modification to Buyer's generating station necessary to permit the delivery and utilization of such fuel). The cost of using such fuels over the remainder of the term of this Agreement, including anticipated increases in the price of such other fuel and of any required modifications, adjustments or additions to Buyer's generating station, shall be considered for purposes of this Section. Buyer's decisions and opinions with respect to this Section 8.4 shall be final and not subject to question or dispute by Seller.

     Section 8.5 Redirection of Coal. Notwithstanding any other provision of this section, Buyer will have the absolute right and discretion, but in no event any obligation, during any period of Force Majeure, to redirect shipments of fuel delivered under this Agreement to any of its generating stations, provided that Buyer agrees to reimburse Seller for any additional transportation or handling costs that are incurred by Seller to effect such redirected deliveries.


SECTION 9. AUDIT AND INSPECTION

     Buyer shall have the right to inspect, review, and audit (or to have its representatives inspect, review, and audit) at any time during regular business hours, and upon reasonable notice so as not to disrupt any part of Seller's operations, including, without limitation the source of Seller's fuel, management, and/or processes by which fuel is mined, handled, processed, hauled, sampled, analyzed and loaded hereunder.

     Buyer shall maintain, and cause its representatives to maintain, all data and information discovered pursuant to this Section in confidence except to the extent that disclosure thereof may be required by law.


SECTION 10. NOTICES

     Section 10.1 Form and Place of Notice. Any official notice, request for approval or other document required to be given under this Agreement shall be in writing, unless otherwise provided herein, and shall be deemed to have been sufficiently given if delivered in person, transmitted by telegraph, telex, or telecopier, or dispatched in the United States mail, postage prepaid, for mailing by first class, certified, or registered mail, return receipt requested and addressed as follows:

         If to Seller:
                  President
                  SIGCORP Fuels, Inc.
                  20 N.W. Fourth Street
                  Evansville, IN 47741

         If to Buyer:

                  President
                  Southern Indiana Gas and Electric Company
                  20 N.W. Fourth Street
                  Evansville, Indiana 47741

     Section 10.2 Change of Person or Address. Either party may change the person or address specified above upon giving notice to the other party of such change.


SECTION 11. RIGHTS TO USE

     Buyer shall have the unqualified right to use any of the fuel purchased under this Agreement in any of its generating stations including the transfer from one plant to another, all in its absolute discretion, provided that Buyer agrees to reimburse Seller for any additional transportation or handling costs incurred by Seller to effect such deliveries.


SECTION 12. LIABILITY

     Section 12.1 Indemnity - Seller agrees to indemnify and save harmless Buyer, its officers, directors, employees and representatives from any responsibility and liability for any and all claims, demands, losses (including reasonable attorney's fees) arising out of or resulting from any failure of the fuel sold hereunder to comply with any laws, regulations or ordinances, including, without limitation, any laws, regulations or ordinances relating to air quality or emissions standards, or which otherwise arise out of the acts or omissions of Seller in the performance of this Agreement. Seller further agrees to indemnify, defend and hold Buyer and its agents and employees harmless from any claims, demands or liability of any kind or nature for injuries or damage to any person or property arising out of or resulting from the performance of the Agreement.

     Section 12.2 Consequential Damages - In no event shall either party be liable to the other or to any third party for any indirect, special or consequential damages including, without limitation, those based on loss of revenue, profit or business opportunity, whether or not either party had or should have had any knowledge, actual or constructive, that such damages might be incurred.


SECTION 13. STATUS AND RELIANCE OF BUYER

         Seller recognizes that Buyer is a public utility which has power sales contracts with other utilities and provides electrical service to customers within the State of Indiana. Throughout this Agreement, Buyer, its customers and such other utilities will be relying on the continued operation of the generating station as a source of electricity for their various needs. Seller further acknowledges that an adequate and continuous fuel supply to the generating station, at prices reasonably in conformity to then prevailing market prices for fuel comparable in quality to that sold hereunder, are essential to Buyer's ability to provide electricity and services at affordable rates. By signing this Agreement Buyer is placing reliance upon Seller to furnish a significant portion of its fuel supply at competitive prices. Seller agrees, in meeting its obligations hereunder, to give due consideration to the status and reliance of Buyer and Buyer's customers.


SECTION 14. TERMINATION FOR DEFAULT

     In the event of the failure of either party to comply with any material obligation of this Agreement, either party shall have the right to terminate this Agreement at any time by giving to the other 120 days' notice in writing of its intention to do so, specifying the default complained of. At the expiration of said 120 days, unless the party in default shall have made good such default, the party not in default shall have the right at its election to terminate this Agreement forthwith.

     This right shall be in addition to the rights provided to either party in other portions of this Agreement and by law, or in equity.


SECTION 15. CONSTRUCTION OF AGREEMENT

     Section 15.1 Applicable Law. This Agreement shall be deemed to be executed in the State of Indiana and shall be interpreted and enforced according to the laws of the State of Indiana.

     Only the courts in the State of Indiana shall have jurisdiction over this Agreement and any controversies arising out of the Agreement. Any controversies arising out of this Agreement shall be submitted only to the courts of the State of Indiana.

     Seller hereby submits to the jurisdiction of the courts in the State of Indiana for the purposes of interpretation and enforcement of this Agreement.

     Section 15.2 Headings. The paragraph headings appearing in this Agreement are for convenience only and shall not affect the meaning or interpretation of the Agreement.

     Section 15.3 Waiver. The failure of either party to insist on strict performance of any provision of this Agreement, or to take advantage of any rights hereunder, shall not be construed as a waiver of such provision or right.

     Section 15.4 Remedies Cumulative. Remedies provided under this Agreement shall be cumulative and in addition to other remedies provided by law.

     Section 15.5 Severability. If any provision of this Agreement is found contrary to law or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms, unless such unlawful or unenforceable provision is material to the transactions contemplated hereby, in which case the parties shall negotiate in good faith a substitute provision.

     Section 15.6 Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their successors and assigns.

     Section 15.7 Assignment. Neither party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or denied; provided, however, that Buyer shall have the right, without consent of Seller, to assign all or any part of this Agreement to any company, controlling, controlled by, or under common control with Buyer.

     Section 15.8 Entire Agreement. This instrument contains the entire Agreement between the parties as to fuel to be delivered and sold hereunder, and there are no representations, understanding or agreements, oral or written, which are not included herein.

     Section  15.9  Amendments.   Except  as  otherwise  provided  herein,  this
Agreement may not be amended, supplemented or otherwise modified except by written instrument signed by parties hereto.


SECTION 16. INDEPENDENT CONTRACTOR

     Seller shall be an independent contractor with respect to the work to be performed hereunder. Neither Seller nor its subcontractors, nor the employees of either, shall be deemed to be the servants, employees or agents of Buyer.


SECTION 17. PERMITS AND LICENSES

     Both parties shall, at their own expense, obtain any necessary permits and licenses in connection with the performance of their work, unless otherwise specified in this Agreement, and shall be responsible for conducting the work in accordance with the provisions of such permits and licenses.


SECTION 18. CONFIDENTIALITY

     Subject to Buyer's obligation of disclosure to AMAX Coal Company under a pre-existing agreement, Seller and Buyer agree to retain in confidence this Agreement and any information obtained as a result of negotiation and performance of this Agreement which either party identifies to the other as being proprietary in nature. It is agreed and understood, however, that such information may be disclosed when requested by a court or government agency, to consultants or subcontractors of either of the parties subject to the same conditions of confidentiality as provided herein, or as otherwise provided by law, regulation, or administrative requirement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                       SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

                                   By: /s/ Ronald Jochum
                                       -----------------------------------------
                                       Ronald Jochum

                                   Its: Vice President, Power Supply for SIGECO
ATTEST:

/s/ Susan Fester
-------------------
Susan Fester
                                       SIGCORP FUELS, INC.


                                   By: /s/ Kent Stump
                                       -----------------------------------------
                                       Kent Stump

                                   Its: President


ATTEST:

/s/ Kimberly Snow
-------------------
Kimberly Snow

                                    EXHIBIT A
                               SIGCORP FUELS, INC.
                               COAL SPECIFICATIONS


                              MONTHLY                     PER SHIPMENT
                             GUARANTEED                 REJECTION LIMITS
                           "As Received"                 "As Received"
--------------------------------------------------------------------------------
BTU/LB                      11,000 Min.                   10,700 Min.

SO2LBS/mmBTU                  7.5 Max                       8.0 Max.

MOISTURE %                    15 Max.                       16 Max.

ASH %                         13 Max.                       14 Max.

ASH SOFTENING TEMP           2,100 Min.                    2,100 Min.
(Reducing) H=1/2W)

GRINDABILITY                  53 Min.                      51.5 Min.

SIZE                        2" x 0 Max.                   2" x 0 Max.

FINES (1/4" x 0")               50%                           55%

CHLORINE                     .05 Max %                     0.1 Max %



A shipment shall consist of all of the fuel delivered to Buyer under this agreement in a given day. Unless otherwise mutually agreed, a shipment shall not include more than 15,000 tons.